Exhibit 10.9
FIRST AMENDMENT
TO
CHANGE IN CONTROL AGREEMENT BETWEEN PATTERSON-UTI ENERGY, INC.
AND DOUGLAS J. WALL
          This First Amendment To Change In Control Agreement (this “First Amendment”) between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and Douglas J. Wall (the “Employee”) is executed on November 1, 2007, but is effective as set forth herein.
W I T N E S S E T H:
          Whereas, the Company and the Employee entered into that certain Change in Control Agreement dated as of August 31, 2007 (the “Original Agreement”); and
          Whereas, the Company and the Employee desire to amend the Original Agreement as hereinafter provided;
          Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.	Paragraph b of Section 7 of the Original Agreement is hereby amended to read in its entirety as follows:
     (b) Each payment required to be made to the Employee pursuant to the foregoing provisions of Section 7(a) above shall be subject to the following rules:
     (i) such payments shall be made by check drawn on an account of the Company at a bank located in the United States of America;
     (ii) such payments shall be paid (x) if the Employee’s employment by the Company was terminated as a result of the Employee’s death or Disability not more than thirty (30) days immediately following the date of the occurrence of that event or (y) if the Employee’s employment by the Company was terminated for any other reason, not more than ten (10) days immediately following the Termination Date; and
     (iii) notwithstanding any provision of this Agreement to the contrary, in accordance with Section 409A of the Code, (x) any payments due with respect to Employee’s (or his dependents’) COBRA continuation coverage following the first 18 months of such coverage shall be paid on or before the last day of each month thereafter and (y) if the Employee is determined to be a “specified employee” (as defined in Section 409A of the Code) for the year in which such Termination Date occurs, any payments due under Section 7(a) above that are not permitted to be paid on such date without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid on the first business day following the six-month anniversary of the Termination Date or, if earlier, Employee’s death; provided, however, that to the extent such six (6) month delay is imposed by Section 409A of the Code, such payments shall be irrevocably contributed into a rabbi trust established by the Company for the benefit of Employee with an independent bank trustee as selected by the Employee not more than ten (10) days immediately following the Termination Date and distributed to Employee as soon as permissible under Section 409A of the Code; and provided further, that to the extent any payments are paid into a rabbi trust such amounts shall be invested in a short-term oriented fund invested in U.S. government securities and repurchase agreements for those securities, as well as obligations of U.S. government agencies (e.g., a money market fund).
2.	A new paragraph (l) shall be added to Section 11 of the Original Agreement immediately following Section 11(k) to read as follows:

(l) Notwithstanding anything in this Agreement to the contrary, in accordance with Section 409A of the Code, any additional payments due to the Employee under this Section 11 shall be paid by the Company no later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the related taxes are remitted to the taxing authority.
3.	Section 12 of the Original Agreement is hereby amended to read in its entirety as follows:
              12. Deferred Compensation—Section 409A of the Code.
     This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors and Employee otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.
4.	This First Amendment shall be binding on each party hereto only when it has been executed by all of the parties hereto, but when so executed, shall, unless otherwise provided by a specific provision of this First Amendment, be and become effective as of August 31, 2007.

5.	All references to “Agreement” contained in the Original Agreement shall be deemed to be a reference to the Original Agreement, as amended by this First Amendment. Certain capitalized terms used herein that are not otherwise defined are defined in Section 21 of the Original Agreement, and the terms defined in this First Amendment shall be incorporated in the Original Agreement with the same meanings as set forth herein.

6.	The validity, interpretation, construction and enforceability of this First Amendment shall be governed by the laws of the State of Texas.

7.	Except as amended by this First Amendment, the Original Agreement shall remain in full force and effect.

8.	This First Amendment may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
Signature Page to Follow

     In Witness Whereof, the Employee and the Company have executed this First Amendment on the date first written above, which is effective as set forth herein.

PATTERSON-UTI ENERGY, INC.

By:	/s/ John E. Vollmer III

John E. Vollmer III Senior Vice President-Corporate Development and Chief Financial Officer

EMPLOYEE
/s/ Douglas J. Wall

Douglas J. Wall